Exhibit 10.1

BRIDGE LOAN AGREEMENT

DATED AS OF MARCH 15, 2012

BY AND AMONG

HINES GLOBAL REIT PROPERTIES LP,
AS BORROWER,

JPMORGAN CHASE BANK, N.A.,
AS ADMINISTRATIVE AGENT,

THE LENDERS REFERENCED HEREIN,

AND

J.P. MORGAN SECURITIES LLC
AS SOLE BOOKRUNNER AND SOLE LEAD ARRANGER

 HOU:0007002/04503:1584378v4

TABLE OF CONTENTS

Article I DEFINED TERMS

1.01	Definitions.

Article II CONDITIONS TO DISBURSEMENTS

2.01	Right to Loans.
2.02	Conditions to Closing.

Article III LOAN TERMS

3.01	Advances.
3.02	Interest Elections.
3.03	Repayment of Loans; Evidence of Debt.
3.04	Prepayment of Loans.
3.05	Fees.
3.06	Interest.
3.07	Alternate Rate of Interest.
3.08	Increased Costs.
3.09	Break Funding Payments.
3.10	Taxes.
3.11	Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
3.12	Mitigation Obligations; Replacement of Lenders.

Article IV GENERAL COVENANTS

4.01	Operations of Borrower.
4.02	Government Regulation.
4.03	Financial Information and Other Deliveries.
4.04	ERISA.
4.05	Environmental.
4.06	Restrictive Agreements.
4.07	Collateral Options.
4.08	Negative Pledge.
4.09	Proceeds.

Article V REPRESENTATIONS AND WARRANTIES

5.01	Representations and Warranties.

Article VI DEFAULTS

6.01	Defaults.

Article VII ACCELERATION AND REMEDIES

7.01	Acceleration.
7.02	Curing of Defaults.

Article VIII THE ADMINISTRATIVE AGENT

8.01	Appointment.
8.02	Capacity as Lender.
8.03	Duties and Obligations.
8.04	Reliance.
8.05	Sub-Agents.
8.06	Resignation.
8.07	Independent Credit Analysis.
8.08	Lender Enforcement Actions.
8.09	Lender Reply Period.
8.10	Defaulting Lender.
8.11	Borrower’s Rights.

Article IX MISCELLANEOUS

9.01	Notices.
9.02	Waivers; Amendments.
9.03	Expenses; Indemnity; Damage Waiver.
9.04	Successors and Assigns.
9.05	Survival.
9.06	Counterparts; Integration; Effectiveness.
9.07	Severability.
9.08	Right of Setoff.
9.09	Governing Law; Jurisdiction; Consent to Service of Process.
9.10	WAIVER OF JURY TRIAL.
9.11	Headings.
9.12	Confidentiality.
9.13	Interest Rate Limitation.
9.14	USA Patriot Act.
9.15	Administrative Agent Approvals.
9.16	Replacement Documentation.
9.17	Swap Agreements.

 HOU:0007002/04503:1584378v4

EXHIBITS

Schedule 1.01                                --           Lenders
Schedule 1.02                                --           Mandatory Cost Formula
Exhibit A                      --           Legal Description
Exhibit B                      --           Promissory Note
Exhibit C                      --           Assignment and Assumption
Exhibit D-1                      --           Form of U.S. Tax Certificate (for Non-U.S. [Lenders][Participants] That Are Not Partnerships)
Exhibit D-2                      --           Form of U.S. Tax Certificate (for Non-U.S. [Lenders][Participants] That Are Partnerships)

 HOU:0007002/04503:1584378v4

BRIDGE LOAN AGREEMENT

THIS BRIDGE LOAN AGREEMENT (the “Agreement”) dated as of March 15, 2012, is by and among HINES GLOBAL REIT PROPERTIES LP, a Delaware limited partnership (“Borrower”), JPMORGAN CHASE BANK, N.A., in its capacity as Administrative Agent, and the Lenders (as hereinafter defined).

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINED TERMS

1.01 Definitions.

The following terms shall have the following meanings:

“ABR”, when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Advance for the relevant Interest Period, or for any ABR Advance, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, with respect to Eurodollar Advances denominated in a Foreign Currency, the Adjusted LIBO Rate shall mean the LIBO Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Advance” means a borrowing hereunder, (a) made by the Lenders on the date hereof, or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means, as of any date of determination, the aggregate of the Commitments of all the Lenders, less the sum of all principal payments that have been made.  As of the date hereof, the Aggregate Commitment is for $75,000,000.00 and €69,000,000.00.

“Agreement” has the meaning assigned to it in the Preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Margin” means 1.25% with respect to the Floating Rate; and 2.25% with respect to the Eurodollar Rate.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment; provided that in the case of Section 8.10 when a Defaulting Lender shall exist, “Applicable Percentage” means the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04 hereof), and accepted by Administrative Agent, in the form of Exhibit C attached hereto or any other form approved by Administrative Agent.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event  shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the preamble.

“Borrowing Authorization” means such written instruments, if any, as shall be required by the Administrative Agent, authorizing the execution and delivery of the Loan Documents required by this Agreement to be executed and delivered to the Administrative Agent by any Person other than a natural person, authorizing the consummation of the transactions contemplated by this Agreement and setting forth the names of the Persons authorized to execute and deliver such Loan Documents.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurodollar Advance, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market, (b) when used in connection with a Loan denominated in a Foreign Currency, the term “Business Day” shall also exclude (i) any day on which commercial banks and the London foreign exchange market are not open to settle payments in the Principal Financial Center where such Foreign Currency is cleared and settled, and (ii) any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is not open for settlement of payment in Euros.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Certificate of Good Standing” means one or more original certificates issued by appropriate Governmental Authority certifying that a corporation, a company or a limited partnership exists in the state of its organization and is in good standing in the State of Texas and, as to corporations, that all franchise taxes are currently paid.  With respect to a corporation, company or limited partnership organized in a state other than the State of Texas, such term shall include a copy of the certificate of authority for it to do business in the State of Texas certified to a current date by the Secretary of State of the State of Texas.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 3.08(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning set forth in Section 9.13 hereof.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, for each Lender, the obligations of such Lender to make Loans not exceeding the amount set forth on Schedule 1.01 or as set forth in any  assignment agreement that has become effective pursuant to Section 9.04 hereof, as such amount may be modified from time to time pursuant to the terms hereof.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means Administrative Agent or any other Lender.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies or recourse of creditors generally, including without limitation, the United States Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of the Loans.

“Default” has the meaning assigned to it in Section 6.01 hereof.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to pay over to any Credit Party any other amount required to be paid by it hereunder; (b) has notified Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c), upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and Administrative Agent; or (d) has become the subject of a Bankruptcy Event.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Borrower’s or Guarantor’s financial statements delivered to Administrative Agent, or in Guarantor’s public filings.

“dollars” or “$” refers to lawful money of the United States of America.

“Employee Benefit Plan” means an employee benefit plan as defined in Section 3(3) of ERISA, maintained, sponsored by or contributed to by Borrower or any ERISA Affiliate.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters and includes (without limitation) the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Authorization Act, 49 U.S.C. § 5101 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., (to the extent the same relates to any Hazardous Materials), and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq, as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state and local statutes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” means Borrower or any corporation, trade or business that along with Borrower is treated as a single employer under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 3.06(c) hereof, bears interest at the applicable Eurodollar Rate.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 3.06(c) hereof, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, a per annum rate of interest equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin.

“Excluded Taxes” means, with respect to any payment made by Borrower under this Agreement, any of the following Taxes imposed on or with respect to a Recipient:  (a) income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Non U.S. Lender (other than an assignee pursuant to a request by Borrower under Section 3.12(b)), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Non U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 3.10(f), except to the extent that such Non U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding Taxes pursuant to Section 3.10(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 3.06(c) hereof, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 3.06(c) hereof, bears interest at the Floating Rate.

“Floating Rate” means, for any day, a rate per annum equal to the Alternate Base Rate for such day plus the Applicable Margin for such day.

“Foreign Currency” means the lawful currency of the European Economic Union (Euros).

“Future Commitment” has the meaning assigned to it in Section 8.10(c) hereof.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means Hines Global REIT, Inc., a Maryland corporation.

“Guaranty” means the Guaranty Agreement of even date herewith executed by Guarantor in favor of Administrative Agent, for the benefit of the Lenders, as amended from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in commercial office buildings for the purpose of cleaning or other maintenance or operations and otherwise in compliance with Environmental Laws.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) all Swap Obligations.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by Borrower under this Agreement and (b) Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b) hereof.

“Interest Election Request” means a request by Borrower to convert or continue an Advance in accordance with Section 3.02 hereof.

“Interest Payment Date” means (a) for Floating Rate Advances and interest accrued on Loans denominated in dollars, the Maturity Date, and (b) for Loans denominated in Foreign Currency, on the last day of each Interest Period.

“Interest Period” means with respect to any Eurodollar Advance, the period commencing on the date of such Eurodollar Advance and ending (i) for Loans denominated in dollars, on the numerically corresponding day in the calendar month that is one month thereafter, and (ii) for Loans denominated in Foreign Currency, on the same day of the following week or on the numerically corresponding day in the calendar month that is one month thereafter, in each case, as Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made and thereafter shall be the effective date of the most recent conversion or continuation of such Advance.

“IRS” means the United States Internal Revenue Service.

“Legal Requirements” means any and all judicial decisions, statutes, rulings, directions, rules, regulations, permits, certificates or ordinances of any Governmental Authority in any way applicable to Borrower.

“Lender Reply Period” has the meaning assigned to it in Section 8.09 hereof.

“Lenders” means the Persons listed on Schedule 1.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Advance for any Interest Period, the rate appearing on Reuters Screen LIBOR 01 Page (or on any successor or substitute page of such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.  Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Advance, such rate shall be determined as modified by the definition of Alternate Base Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, (c) mechanics’ liens arising in the ordinary course of business that are either released within thirty (30) days after filing, or same are being contested diligently and reserves to pay same are adequate, (d) inchoate liens for ad valorem taxes that are not delinquent, and (e) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means, with respect to a Lender, any loan made by such Lender pursuant to this Agreement (or any conversion or continuation thereof).

“Loan Documents” means this Agreement, the Notes, the Guaranty, and any and all other documents now or hereafter executed by Borrower, Guarantor or any other guarantor of the Obligations or any portion thereof evidencing, guarantying, securing or otherwise pertaining to the Obligations; provided, however, that Swap Agreements between Borrower and any Lender or Affiliate of any Lender shall not constitute Loan Documents.

“Mandatory Cost” means the additional cost calculated by Administrative Agent in accordance with Schedule 1.02 attached hereto.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of Borrower and its Subsidiaries taken as a whole, (b) the ability of Borrower and Guarantor to perform their obligations under the Loan Documents or (c) the rights of or benefits available to the Lenders under the Loan Documents.

“Material Borrower Indebtedness” has the meaning set forth in Section 6.01(n) hereof.

“Material Guarantor Indebtedness” has the meaning set forth in Section 6.01(l) hereof.

“Maturity Date” means May 15, 2012.

“Maximum Rate” has the meaning set forth in Section 9.13 hereof.

“Non-Defaulting Lender” means any Lender, as determined by Administrative Agent, that is not a Defaulting Lender.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Notes” means the Promissory Notes executed by Borrower in favor of each of the Lenders, substantially in the form of Exhibit B hereto, as amended from time to time.

“Obligations” means (i) all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other indebtedness, liabilities, or obligations of Borrower to the Lenders or to any Lender, Administrative Agent or any indemnified party arising under the Loan Documents, and (ii) all Swap Obligations under Swap Agreements with one or more Lenders or their respective Affiliates pertaining to the Loans, provided that at or prior to the time that any transaction relating to such Swap Obligation is executed, the Lender party thereto (other than Chase) shall have delivered written notice to Administrative Agent that such a transaction has been entered into and that it constitutes an Obligation entitled to the benefits of the liens and guaranties provided by the Loan Documents.

“Organizational Agreement” means (a) in respect of a corporation, the Articles of Incorporation certified to a current date by the Secretary of State of the state in which such corporation is incorporated and the Bylaws of a corporation certified to a current date as true and correct by the secretary or assistant secretary of a corporation; (b) in respect of a general partnership, a partnership agreement; (c) in respect of a limited partnership, a partnership agreement and the certificate of limited partnership certified to a current date by an appropriate Governmental Authority of the state in which the limited partnership is organized; (d) in respect of a joint venture, a joint venture agreement; (e) in respect of a trust, a trust agreement and (f) in respect of a limited liability company, the Certificate of Organization certified to a current date by the Secretary of State of the state in which such corporation is incorporated and the Articles of Incorporation or Regulations of a company certified to a current date as true and correct by the manager or the secretary or assistant secretary of a company; and any and all modifications thereof and amendments thereto as of the date of this Agreement and any and all future modifications thereof and amendments thereto which are consented to by Administrative Agent.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or in accordance with, this Agreement, or sold or assigned an interest in this Agreement).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 3.12(b)).

“Participant” has the meaning set forth in Section 9.04(c)(i) hereof.

“Past Due Rate” means, on any day, a rate per annum equal to three percent (3%) plus the rate otherwise applicable to the Loans as provided in this Agreement.

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(i).

“Permitted Indebtedness” means (a) the Obligations, (b) trade debt incurred in the ordinary course of operation of Real Property in such amounts as are normal and reasonable under the circumstances, provided that such debt is not evidenced by a note and is paid when due, and (c) equipment leases entered into in the ordinary course of the operation of Real Property.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan Assets” means the assets of an employee benefit plan within the meaning of 29 C.F.R. 2510.3-101.

“Potential Collateral Properties” means the land described on Exhibit A attached hereto, all improvements thereon and all other property related thereto.

“Potential Mortgagors” means Hines Global REIT 17600 Gillette LP, Hines Global REIT 250 Royall LLC, Hines Global REIT 9320 Excelsior LLC and Hines Global REIT 100/400 Fourth Ave LLC.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  The Prime Rate is a reference rate and is not necessarily the lowest rate.

“Principal Financial Center” means, in the case of any Foreign Currency, the principal financial center where such Foreign Currency is cleared and settled, as determined by Administrative Agent.

“Qualified Financial Institution” means a financial institution with a long term corporate debt rating of at least “A” from Standard and Poor’s Rating Group or a comparable rating by a rating agency acceptable to Administrative Agent.

“Real Property” means, collectively, all interest in any land and improvements located thereon, together with all equipment, furniture, materials, supplies and personal property now or hereafter located at or used in connection with the land and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by any Person.

“Recipient” means, as applicable, (a) Administrative Agent, and/or (b) any Lender.

“Register” has the meaning set forth in Section 9.04(b)(iv) hereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means Lenders (other than Defaulting Lenders) in the aggregate having at least 66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66 2/3% of the aggregate unpaid principal amount of the outstanding Advances.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which Administrative Agent is subject with respect to the Adjusted LIBO Rate for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency fundings and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with full consolidation method GAAP as of such date.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or Eurodollar Loan.

“Unmatured Default” means the occurrence of an event which with notice or lapse of time or both would constitute a Default.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Withholding Agent” means Borrower and Administrative Agent.

Article II

CONDITIONS TO DISBURSEMENTS

2.01 Right to Loans.

Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Loan to Borrower on the date of this Agreement in an amount not to exceed in the aggregate the amount of its Commitment.  The Commitment and the Loans will consist of a Foreign Currency Loan of €69,000,000.00, and a Loan of $75,000,000.00.  The Loans shall be made by the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.  No Lender shall be responsible for the failure of any other Lender to perform its obligations to make Loans hereunder, and the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make Loans hereunder.

2.02 Conditions to Closing.

Borrower agrees that, in addition to all other conditions set forth herein, the making of the Loans is conditioned upon the fulfillment of each of the following conditions, subject, however, to the right of Administrative Agent to waive any one or more of such conditions in whole or in part:

(a) Loan Documents.  Administrative Agent shall have received on the date hereof the following documents fully executed and in form and substance satisfactory to Administrative Agent:

(i) The Notes;

(ii) The Guaranty;

(iii) The Notice of Entire Agreement;

(iv) The Borrowing Authorizations for Borrower and for Guarantor; and

(v) Administrative Agent’s Disbursement and Rate Management Authorization and Instruction Agreement.

(b) Additional Closing Deliveries.  Administrative Agent shall have received the following on the date hereof in form and substance satisfactory to Administrative Agent:

(i) An opinion or opinions from counsel for Borrower and Guarantor;

(ii) Current UCC, tax and judgment searches made in such places as Administrative Agent may specify, covering Borrower and Guarantor;

(iii) Certificates of Good Standing of Borrower and its general partner;

(iv) Certificates of Good Standing of each Guarantor;

(v) The Organizational Agreement of Borrower and its general partner;

(vi) The Organizational Agreement of each Guarantor;

(vii) The most recent available financial statements of Borrower and Guarantor;

(viii) A signed IRS Form W-8 or W-9 as applicable; and

(ix) Such other information and documents as Administrative Agent may require.

(c) Fees and Expenses.  All fees and reimbursement of expenses due Administrative Agent and the Lenders shall be paid prior to or out of the initial disbursement.

Article III

LOAN TERMS

3.01 Advances.

(a) Generally.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.

(b) Minimum Advance Amounts.  At the commencement of each Interest Period for any Eurodollar Advance, such Advance shall be in an aggregate amount that is not less than $500,000.00.  Advances of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Advances outstanding.

(c) No Interest Period to Expire After Maturity Date.  Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Advance if the Interest Period requested with respect thereto would end after the Maturity Date.

3.02 Interest Elections.

(a) Generally.  Borrower may elect to convert Advances to a different Type or to continue such Advance and, in the case of a Eurodollar Advance, may elect Interest Periods therefor, all as provided in this Section.  Borrower may elect different options with respect to different portions of the affected Advance, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Advance, and the Loans comprising each such portion shall be considered a separate Advance.

(b) Interest Election Request.  To make an election pursuant to this Section, Borrower shall notify Administrative Agent of such election by electronic communication by (i) in the case of a Eurodollar Advance, not later than 11:00 a.m., Chicago, Illinois time, three (3) Business Days (or for Eurodollar Advances denominated in Foreign Currency, not later than 11:00 a.m., London time, four (4) Business Days) before the date of the proposed Advance or (ii) in the case of a Floating Rate Advance, not later than 11:00 a.m., Chicago, Illinois time, one (1) Business Day before the date of the proposed Advance.  Each such Interest Election Request shall be irrevocable and shall be in a form approved by Administrative Agent.  Each Lender’s agreement to make Loans denominated in Foreign Currency is subject to Reuters (or any successor thereto) reporting a LIBO Rate for such Foreign Currency relating to the applicable Interest Period.  Floating Rate Advances may only be in dollars.

(c) Required Information.  Each Interest Election Request shall specify the following information:

(i) the Advance to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Advance (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Advance);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Type of Advance; i.e., a Floating Rate Advance or a Eurodollar Advance; and

(iv) if the resulting Advance is a Eurodollar Advance, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If no Type of Advance is specified in the Interest Election Request or if any such Interest Election Request requests a Eurodollar Advance but does not specify an Interest Period, then Borrower shall be deemed to have requested a Floating Rate Advance.

(d) Notice to Lenders.  Promptly following receipt of an Interest Election Request, Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Advance.

(e) Failure to Elect; Default.  If Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Advance prior to the end of the Interest Period applicable thereto, then, unless such Advance is repaid as provided herein, at the end of such Interest Period such Advance shall be converted to a Floating Rate Advance.  Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and Administrative Agent, at the request of the Required Lenders, so notifies Borrower, then, so long as a Default is continuing (i) no outstanding Advance may be converted to or continued as a Eurodollar Advance and (ii) unless repaid, each Eurodollar Advance shall be converted to a Floating Rate Advance at the end of the Interest Period applicable thereto.

3.03 Repayment of Loans; Evidence of Debt.

(a) Repayment at Maturity.  Borrower hereby unconditionally promises to pay to Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan and all unpaid accrued interest on the Maturity Date.

(b) Lender Accounting.  Each Lender shall maintain in accordance with its usual practice an accounting of the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) Administrative Agent Accounting.  Administrative Agent shall maintain an accounting of (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Prima Facie Evidence.  The entries made in the accounting maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or Administrative Agent to maintain such accounting or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Notes.  The Loans made by each Lender shall be evidenced by the Note executed by Borrower in favor of such Lender.

3.04 Prepayment of Loans.

Borrower shall have the right at any time and from time to time to prepay any Advance in whole or in part, subject to prior notice in accordance with this Section.  Borrower shall notify Administrative Agent by electronic communication of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Advance, not later than 11:00 a.m., Chicago, Illinois time (or for Eurodollar Advances denominated in Foreign Currency, not later than 11:00 a.m., London time), three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of a Floating Rate Advance, not later than 11:00 a.m., Chicago, Illinois time, one (1) Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Advance or portion thereof to be prepaid.  Promptly following receipt of any such notice, Administrative Agent shall advise the Lenders of the contents thereof.  Prepayments shall be accompanied by accrued interest on the amount prepaid, plus any other break funding payments or fees required by Section 3.09 or other amounts required by Section 3.06 hereof.

3.05 Fees.

(a) Loan Fee.  On the date hereof Borrower agrees to pay to Administrative Agent in cash for the account of each Lender a loan fee in the amount of $50,000.00.

(b) Fees Non-Refundable.  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to Administrative Agent for distribution, in the case of the loan fee, to the Lenders.  Fees paid shall not be refundable under any circumstances.

3.06 Interest.

(a) Floating Rate Loans.  The Loans comprising each Floating Rate Advance shall bear interest at the Floating Rate.

(b) Eurodollar Loans.  The Loans comprising each Eurodollar Advance shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Advance plus, in the case of Loans denominated in a Foreign Currency, the Mandatory Cost, if applicable.

(c) Past Due Rate.  Notwithstanding the foregoing, to the extent permitted under applicable law, upon the occurrence of a Default, and after maturity, the Loans shall bear interest, after as well as before judgment, at the Past Due Rate.

(d) Payment of Accrued Interest.  Accrued interest on each Loan shall be payable on each Interest Payment Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Computation of Interest.  All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by Administrative Agent, and such determination shall be conclusive absent manifest error.

3.07 Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a Eurodollar Advance, (a) Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period, or (b) Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Advance for such Interest Period, then Administrative Agent shall give notice thereof to Borrower and the Lenders by electronic communication as promptly as practicable thereafter and, until Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Advance to, or continuation of any Advance as, a Eurodollar Advance shall be ineffective, and (ii) if any Interest Election Request requests a Eurodollar Advance, such Advance shall be made as a Floating Rate Advance.

3.08 Increased Costs.

(a) Increased Costs of Making or Maintaining Eurodollar Loans.  If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or costs reflected in the Mandatory Cost), (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or (iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Connection Taxes on gross or net income, profits or receipts (including value-added or similar Taxes)), and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Eurodollar Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), or if the Mandatory Cost does not represent the cost to such Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority of the European Central Bank in relation to its making, funding or maintaining of applicable loans, then Borrower will pay to such Lender or such other Recipient such additional amount or amounts as will compensate such Lender or such other Recipient for such additional costs incurred or reduction suffered, or, if applicable, the portion of such cost that is not represented by the Mandatory Cost.

(b) Capital Adequacy.  If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificate of Amounts Due.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Demand For Compensation.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.09 Break Funding Payments.

In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 3.12 hereof, then, in any such event, Borrower shall compensate each Lender for the reasonable loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be equal to an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

3.10 Taxes.

(a) Withholding of Taxes; Gross-Up.  Each payment by Borrower under this Agreement shall be made without withholding for any Taxes, unless such withholding is required by any law.  If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by Borrower shall be increased as necessary so that, net of such withholding, (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by Borrower.  Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to Administrative Agent.

(d) Indemnification by Borrower.  Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with this Agreement (including amounts paid or payable under this Section 3.10(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 3.10(d) shall be paid within ten (10) days after the Recipient delivers to Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.  Such Recipient shall deliver a copy of such certificate to Administrative Agent.

(e) Indemnification by the Lenders.  Each Lender shall severally indemnify Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so) attributable to such Lender that are paid or payable by Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 3.10(e) shall be paid within ten (10) days after Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of, any applicable withholding Tax with respect to any payments under this Agreement shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding.  In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.10(f)(ii)(a) through (f) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Upon the reasonable request of Borrower or Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 3.10(f).  If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify Borrower and Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)           Without limiting the generality of the foregoing, if Borrower is a U.S. Person, any Lender with respect to Borrower shall, if it is legally eligible to do so, deliver to Borrower and Administrative Agent (in such number of copies reasonably requested by Borrower and Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(a) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(b) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(c) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(d) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a tax certificate substantially in the form of Exhibit D-1 to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(e) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a tax certificate substantially in the form of Exhibit D-2 on behalf of such partners; or

(f) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable Borrower or Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)           If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 3.10(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.10 (including additional amounts paid pursuant to this Section 3.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 3.10(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 3.10(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 3.10(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

3.11 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments Generally.  Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 3.08, 3.09 or 3.10, or otherwise) prior to 11:00 a.m., Chicago, Illinois time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to Administrative Agent at its offices at 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention:  Loan & Agency Servicing Team (Telecopy No. 312.385.7101), except that payments pursuant to Sections 3.08, 3.09, 3.10 and 9.03 hereof shall be made directly to the Persons entitled thereto.  Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in U.S. dollars.

(b) Application of Insufficient Funds.  If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of fees, indemnities and expense reimbursements then due hereunder to the parties entitled thereto; (ii) second, towards payment of interest then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (iii) third, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties; and (iv) fourth, towards payment of Swap Obligations.

(c) Allocation of Payments.  If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

(d) Advance Payments.  Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

3.12 Mitigation Obligations; Replacement of Lenders.

(a) Mitigation of Increased Costs.  If any Lender requests compensation under Section 3.08 hereof, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.10 hereof, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.08 or 3.10 hereof, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders.  If any Lender requests compensation under Section 3.08 hereof, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.10 hereof, or if any Lender defaults in its obligation to fund Loans hereunder, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04 hereof), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have received the prior written consent of Administrative Agent, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts); provided, however, that in the case of Borrower’s replacement of a Defaulting Lender for failure to fund Loans hereunder, the assignee or Borrower, as the case may be, shall holdback from such amounts payable to such Lender and pay directly to Administrative Agent, any payments due to Administrative Agent or the Non-Defaulting Lenders by Defaulting Lender under this Agreement, and (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.08 hereof or payments required to be made pursuant to Section 3.10 hereof, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Article IV

GENERAL COVENANTS

4.01 Operations of Borrower.

(a) Without limitation of any other provisions of this Agreement or any other Loan Document, Borrower hereby represents, warrants, covenants and agrees that it has not and shall not:

(i) engage in any business or activity other than directly through Subsidiaries, or indirectly, the acquisition, development, construction, ownership, leasing, operation and maintenance of the Real Property, making mortgage loans or mezzanine loans, and activities incidental thereto;

(ii) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case the prior written consent of Administrative Agent;

(iii) fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of Administrative Agent, amend, modify or terminate in any material respect, or fail to comply with, the provisions of Borrower’s organizational documents; and

(iv) incur any Indebtedness other than Permitted Indebtedness; provided, however, that so long as no other provisions of the Loan Documents are breached thereby, (x) there shall be no limits on the incurrence of any Indebtedness or Guarantees by any Subsidiaries of Borrower (other than the Potential Mortgagors), (y) Borrower may enter into Guarantees of Indebtedness for the benefit of its Subsidiaries, whether environmental indemnities, non-recourse carve-out guaranties, payment or other guaranties, and (z) there shall be no limits on Guarantor’s right to incur Indebtedness or provide Guarantees.

4.02 Government Regulation.

Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any Governmental Authority (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Lenders from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by any Lender at any time to enable such Lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

4.03 Financial Information and Other Deliveries.

(a) Borrower.

(i) Borrower shall promptly deliver to Administrative Agent written notice of the occurrence of any Default or Unmatured Default or the occurrence of an event which would make any representation or warranty contained herein untrue or misleading in any material respect as of the date of such event.

(ii) Borrower shall deliver to Administrative Agent such other information and materials with respect to Borrower, Guarantor, or compliance with the terms of this Agreement, as Administrative Agent or any Lender may reasonably request.

(b) Guarantor.

(i) Within sixty (60) days after the end of each of Guarantor’s fiscal quarters, Borrower shall deliver to Administrative Agent a balance sheet, statement of operations and statement of cash flow for Guarantor, each dated as of the last day of such fiscal quarter, in form and substance satisfactory to Administrative Agent and certified by the chief financial officer of Guarantor.

(ii) Within one hundred twenty (120) days after the end of each of Guarantor’s fiscal years, Borrower shall deliver to Administrative Agent a balance sheet, a statement of operations and a statement of cash flow for Guarantor, each dated as of the last day of such fiscal year, in form and substance satisfactory to Administrative Agent and audited by an independent auditor acceptable to Administrative Agent.

4.04 ERISA.

(a) Plan Assets; Compliance; No Material Liability.  Borrower hereby covenants and agrees that (i) Borrower shall not use any Plan Assets to repay or secure the Obligations, (ii) no assets of Borrower or Guarantor are or will be Plan Assets, (iii) each Employee Benefit Plan will be in material compliance with all applicable requirements of ERISA and the Code except to the extent any defects can be remedied without material liability to Borrower under Revenue Procedure 2008-50 or any similar procedure, and (iv) Borrower will not have any material liability under Title IV of ERISA or Section 412 of the Code with respect to any Employee Benefit Plan.

(b) Transfer of Interests.  In addition to the prohibitions set forth in this Agreement and the other Loan Documents, and not in limitation thereof, Borrower hereby covenants and agrees that Borrower shall not assign, sell, pledge, encumber, transfer, hypothecate or otherwise dispose of its interests or rights (direct or indirect) in any Loan Document or attempt to do any of the foregoing or suffer any of the foregoing, or permit any party with a direct or indirect interest or right in any Loan Document to do any of the foregoing, if such action would cause this Agreement, any of the other Loan Documents, or the Obligations or the exercise of any of Administrative Agent’s or any Lender’s rights in connection therewith, to constitute a prohibited transaction under ERISA or the Code (unless Borrower furnishes to Administrative Agent a legal opinion satisfactory to Administrative Agent that the transaction is exempt from the prohibited transaction provisions of ERISA and the Code) or would otherwise result in the assets of Borrower or Guarantor being Plan Assets.

(c) Indemnity.  Borrower hereby agrees to indemnify Administrative Agent, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not Administrative Agent, any Lender or any Affiliate is a party thereto) which any of them may actually pay or incur by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA or the Code necessary in Administrative Agent’s or any Lender’s judgment by reason of the inaccuracy of the representations and warranties set forth in Section 5.01(f) hereof or a breach of the provisions set forth in this Section 4.04.  The obligations of Borrower under this Section 4.04 shall survive the termination of this Agreement.

4.05 Environmental.

Borrower shall comply and shall cause each of its Subsidiaries to comply in all material respects with all applicable Environmental Laws currently or hereafter in effect, except to the extent noncompliance could not reasonably be expected to have a Material Adverse Effect.

4.06 Restrictive Agreements.

Except for Permitted Indebtedness, but subject to Section 4.07 hereof, Borrower will not, and will not permit any Potential Mortgagor to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (including the organizational documents of such Person) that prohibits or restricts the ability of Borrower or any Potential Mortgagor to create, incur or permit to exist any Lien upon, or sell, transfer or otherwise convey all or any part of, any Potential Collateral Properties; provided that the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement.

4.07 Collateral Options.

Upon Administrative Agent’s prior written request at any time after the occurrence of an Unmatured Default, Borrower will provide, and require the Potential Mortgagors to provide, that all or any of the Potential Collateral Properties shall secure payment and performance of the Obligations.  Such request may be made in one request or in separate requests at different times.  Within forty (40) days after such request, Borrower will provide, and will cause the Potential Mortgagors to provide, at Borrower’s cost and expense, to Administrative Agent the following:

(a) Deed of trust, mortgage, security agreement, environmental indemnity, UCC financing statements and an amendment to this Agreement to reflect the addition of collateral, executed by the Potential Mortgagors, Borrower and Guarantor, as applicable, all in form and substance reasonably satisfactory to Administrative Agent.

(b) Mortgagee policy of title insurance and an opinion of counsel for Borrower, Guarantor and Potential Mortgagors, each in form and substance reasonably satisfactory to Administrative Agent.

(c) An appraisal, an environmental report and a survey in form and substance satisfactory to Administrative Agent.

(d) Such other documentation and information as Administrative Agent may reasonably require in order to secure the Obligations with the Potential Collateral Properties.

4.08 Negative Pledge.

Subject to Section 4.07 hereof, the Potential Collateral Properties are not encumbered by a Lien, and neither Borrower nor Guarantor shall allow any Lien to be imposed on any of the Potential Collateral Properties.

4.09 Proceeds.

The proceeds of the Loans will be used to acquire (a) the Excelsior office building in Minneapolis, Minnesota and (b) a portfolio of industrial/warehouse buildings, consisting of (i) two (2) buildings in each of Warsaw, Poland and Upper Silesia, Poland, and (ii) one (1) building in Wroclaw, Poland.

Article V

REPRESENTATIONS AND WARRANTIES

5.01 Representations and Warranties.

As a material inducement to Administrative Agent and the Lenders to enter into this Agreement, and as an express condition to each Advance made hereunder, Borrower hereby represents and warrants, as follows:

(a) Existence; Power and Authority.  Borrower is a limited partnership duly formed and validly existing in the State of Delaware and in good standing under the laws of the State of Texas, with requisite power and authority to (i) incur the Obligations, and (ii) execute, deliver and perform this Agreement and the other Loan Documents to which it is a party.

(b) Authorization; No Conflict.  Borrower’s execution and delivery to Administration Agent of this Agreement and the other Loan Documents and the full and complete performance of the provisions thereof (i) are authorized by Borrower’s partnership agreement; (ii) have been duly authorized by all requisite partner actions; (iii) do not require the approval or consent of any Governmental Authority having jurisdiction over Borrower; and (iv) will not result in any breach of, or constitute a default under, or result in the creation of any Lien (other than those contained in any of the Loan Documents) upon any property or assets of Borrower under any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument or agreement to which Borrower is a party or by which Borrower or any of its property is bound.

(c) Financial Statements.  Any and all balance sheets, statements of income or loss, and financial statements heretofore furnished to Administrative Agent with respect to Borrower and Guarantor are true and correct in all material respects as of the dates thereof, and fully and accurately present the financial condition of the subjects thereof as of the dates thereof, and no material adverse change has occurred in the financial condition reflected therein since the dates of the most recent thereof.  Neither Borrower nor Guarantor has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments which are reasonably likely to result in a Material Adverse Effect.

(d) Litigation.  There are no actions, suits or other legal proceedings pending, or to the actual knowledge of Borrower, threatened against or affecting Borrower or Guarantor which if adversely determined would have a Material Adverse Effect.

(e) Enforceability.  Each Loan Document executed by Borrower constitutes a legal and binding obligation of, and is valid and enforceable against, Borrower in accordance with the terms thereof (subject to Debtor Relief Laws and general equitable principles) and is not subject to any right of rescission, set-off, counterclaim or defense.

(f) ERISA.  Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA or a “plan” as defined in Section 4975(e)(1) of the Code.  Each Employee Benefit Plan is in material compliance with all applicable requirements under ERISA and the Code, and, to the extent that such Employee Benefit Plan is also intended to be “qualified” within the meaning of Section 401(a) of the Code, it is in material compliance with the applicable requirements under the Code, except to the extent that any defects can be remedied without material liability to Borrower under Revenue Procedure 2008-50  or any similar procedure.  None of the Employee Benefit Plans is subject to the requirements of Section 412 of the Code, Part 3 of Title I of ERISA or Title IV of ERISA or is a “multiemployer plan” as defined in Section 3(37) of ERISA.  Borrower has no material liability under Title IV of ERISA or Section 412 of the Code with respect to any Employee Benefit Plan.

(g) Environmental.  Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i) to the knowledge of Borrower, all Real Property leased or owned by Borrower or any of its Subsidiaries is free from contamination by any Hazardous Material, except to the extent such contamination could not reasonably be expected to cause a Material Adverse Effect;

(ii) to the knowledge of Borrower, the operations of Borrower and its Subsidiaries, and the operations at the Real Property leased or owned by Borrower or any of its Subsidiaries are in compliance with all applicable Environmental Laws, except to the extent such noncompliance could not reasonably be expected to cause a Material Adverse Effect; and

(iii) neither Borrower nor any of its Subsidiaries have known liabilities with respect to Hazardous Materials and, to the knowledge of Borrower, no facts or circumstances exist which could reasonably be expected to give rise to liabilities with respect to Hazardous Materials, in either case, except to the extent such liabilities could not reasonably be expected to have a Material Adverse Effect.

Article VI

DEFAULTS

6.01 Defaults.

Any of the following events, after passage of the applicable cure period set forth below, shall constitute a “Default” hereunder:

(a) Failure to Make Payment.  The failure by Borrower to pay in full any principal or any interest on the Loans, or any fees or any other amounts due under the Loan Documents (other than principal) when due; or the failure by Borrower to make any other payment or deposit required hereunder or under any of the other Loan Documents within the period set forth in the Loan Documents, or if no period is set forth in the Loan Documents, then within five (5) Business Days after demand therefor;

(b) Involuntary Proceeding.  An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or any Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(c) Voluntary Proceedings.  Borrower or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (b) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(d) Assignment for Benefit of Creditors.  The execution by Borrower or Guarantor of an assignment for the benefit of creditors;

(e) Unable to Pay Debts.  The admission in writing by Borrower or Guarantor that it is unable to pay its debts as they mature or that it is generally not paying its debts as they mature;

(f) Liquidation of Borrower or Guarantor.  The liquidation, termination or dissolution of Borrower or Guarantor;

(g) Transfer or Encumbrance of Interest in Borrower.  The sale, exchange, conveyance, transfer, mortgage, assignment, pledge or encumbrance, either voluntarily or involuntarily, or the agreement to do so, of any direct or indirect ownership interest in Borrower or any portion thereof; or any change (whether voluntary or involuntary) in the management or control of Borrower; provided, however, as long as Guarantor remains the general partner of Borrower there shall be no limit on transfers of ownership interests in Borrower, including pledges of any direct or indirect interests in Borrower other than pledges of Guarantor’s interest in Borrower;

(h) Failure of Representations.  Any representation or warranty contained herein or in any of the other Loan Documents, or in any certificate or other document executed by Borrower or Guarantor and delivered to Administrative Agent pursuant to or in connection with this Agreement, is not true and correct in all material respects, or omits to state a material fact necessary to make such representation not misleading, in each case, as of the date made or deemed made;

(i) Cessation of Loan Documents to be Effective.  The cessation, for any reason, of any Loan Document to be in full force and effect in all material respects;

(j) ERISA.  Any breach of the provisions of Section 4.04 hereof;

(k) Judgments.  Any judgment or order for the payment of money in excess of $1,000,000.00 is rendered against Borrower or Guarantor and either (a) enforcement proceedings have been commenced by a creditor upon such judgment, or (b) there is a period of thirty (30) days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect;

(l) Guarantor Cross-Default.  Failure by any Guarantor to pay when due any Indebtedness in an outstanding principal amount of $25,000,000.00 or more in the aggregate (“Material Guarantor Indebtedness”); or the default by any Guarantor in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any loan agreement or other debt instrument, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Guarantor Indebtedness to cause, such Material Guarantor Indebtedness to become due prior to its stated maturity or any commitment to lend under any such loan agreement or other debt instrument to be terminated prior to its stated expiration date; or any Material Guarantor Indebtedness shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof;

(m) Swap Agreements.  The occurrence or existence of any default, event of default or other similar condition or event (however described) with respect to any Swap Agreement, whether or not any Lender or Affiliate of any Lender is a party thereto;

(n) Borrower Cross-Default.  Failure by Borrower to pay when due any Indebtedness in an outstanding principal amount of $25,000,000.00 or more in the aggregate excluding the Loans (“Material Borrower Indebtedness”); or the default by Borrower in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any loan agreement or other debt instrument, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or permit the holder(s) of such Material Borrower Indebtedness to cause, such Material Borrower Indebtedness to become due prior to its stated maturity or any commitment to lend under any such loan agreement or other debt instrument to be terminated prior to its stated expiration date; or any Material Borrower Indebtedness shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or

(o) Failure to Perform Covenants.  The failure of Borrower to fully perform any and all covenants and agreements hereunder or under any of the other Loan Documents, and, with respect to covenants and agreements other than those specifically referenced in this Section, or for which another cure period is provided, such failure is not cured by Borrower within thirty (30) days after Administrative Agent gives notice to Borrower thereof, and if Borrower is diligently pursuing a cure but the matter cannot be cured within thirty (30) days, such longer time (not to exceed an additional thirty (30) days) as is reasonably necessary to cure.

Article VII

ACCELERATION AND REMEDIES

7.01 Acceleration.

If any Default described in Section 6.01(b) or (c) hereof occurs with respect to Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations (other than Swap Obligations included therein) shall immediately become due and payable without any election or action on the part of Administrative Agent or any Lender.  If any other Default occurs, the Required Lenders (or Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations (other than Swap Obligations included therein) to be due and payable, or both, whereupon the Obligations (other than Swap Obligations included therein) shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives.  If the Required Lenders (in their sole discretion) shall so direct, Administrative Agent shall, by notice to Borrower, rescind and annul such acceleration and/or termination.  Rights and remedies with respect to the Swap Obligations are set forth in the Swap Agreements.

7.02 Curing of Defaults.

Upon the occurrence of a Default hereunder, Administrative Agent, without waiving any right of acceleration or foreclosure under the Loan Documents which Administrative Agent or the Lenders may have by reason of such Default or any other right Administrative Agent or the Lenders may have against Borrower because of said Default, shall have the right (but not the obligation) to take such actions and make such payments as shall be necessary to cure such Default, including, without limitation, the making of Advances.  All amounts so expended shall constitute Obligations and shall be payable by Borrower on demand by Administrative Agent.

Article VIII

THE ADMINISTRATIVE AGENT

8.01 Appointment.

Each of the Lenders hereby irrevocably appoints Administrative Agent as its agent and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

8.02 Capacity as Lender.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

8.03 Duties and Obligations.

Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Unmatured Default has occurred and is continuing, (b) Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement), and (c) except as expressly set forth herein, Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its subsidiaries or Affiliates that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement) or in the absence of its own gross negligence or willful misconduct.  Administrative Agent shall be deemed not to have knowledge of any Default or Unmatured Default unless and until written notice thereof is given to Administrative Agent by Borrower or a Lender, and Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in this Agreement, other than to confirm receipt of items expressly required to be delivered to Administrative Agent, or (vi) the financial condition of Borrower or Guarantor.

8.04 Reliance.

Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including electronic communications) believed by it to be genuine and to have been signed or sent by the proper Person.  Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.05 Sub-Agents.

Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by Administrative Agent.  Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

8.06 Resignation.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, Administrative Agent may resign at any time by notifying the Lenders and Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 hereof shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

8.07 Independent Credit Analysis.

Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

8.08 Lender Enforcement Actions.

Each Lender agrees that it will not take any action, nor institute any actions or proceedings, with respect to the Obligations, against Borrower, Guarantor or any other obligor under this Agreement or the other Loan Documents (including, without limitation, set-off rights) without the consent of the Required Lenders.  With respect to any action by Administrative Agent to enforce the rights and remedies of Administrative Agent and the Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Note to Administrative Agent to the extent necessary to enforce the rights and remedies of Administrative Agent for the benefit of the Lenders in accordance with the provisions hereof.  Each Lender agrees to indemnify each of the other Lenders for any loss or damage suffered or cost incurred by such other Lender (including without limitation, attorneys’ fees and expenses and other costs of defense) as a result of the breach of this Section by such Lender.

8.09 Lender Reply Period.

All communications from Administrative Agent to Lenders requesting Lenders’ determination, consent or approval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter as to which such determination, consent or approval is requested, (iii) shall include a legend substantially as follows, printed in capital letters or boldface type:

“THIS COMMUNICATION REQUIRES IMMEDIATE RESPONSE.  FAILURE TO RESPOND WITHIN FIVE (5) DAYS AFTER THE DELIVERY OF THIS COMMUNICATION SHALL CONSTITUTE A DEEMED APPROVAL BY THE ADDRESSEE OF THE MATTER DESCRIBED ABOVE.”

and (iv) shall include Administrative Agent’s recommended course of action or determination in respect thereof.  Each Lender shall reply promptly to any such request, but in any event within five (5) days after the delivery of such request by Administrative Agent (the “Lender Reply Period”).  Unless a Lender shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination.  With respect to decisions requiring the approval of the Required Lenders or all Lenders, Administrative Agent shall timely submit any required written notices to all Lenders and upon receiving the required approval or consent shall follow the course of action or determination recommended by Administrative Agent or such other course of action recommended by the Required Lenders or all of the Lenders, as the case may be, and each non-responding Lender shall be deemed to have concurred with such recommended course of action.

8.10 Defaulting Lender.

Notwithstanding any provision of this Agreement to the contrary, if a Lender becomes a Defaulting Lender, the following provisions shall apply for so long as such Lender is a Defaulting Lender;

(a) Suspension of Voting Rights.  Such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder.

(b) Turn Over of Payments.  All amounts payable hereunder to the Defaulting Lender in respect of the Obligations (whether on account of principal, interest, fees or otherwise, including, without limitation, interest payments from interest reserve allocations to the Defaulting Lender and any amounts that would otherwise be payable to the Defaulting Lender pursuant to Section 3.11, but excluding Section 3.12(b)), shall be paid to Administrative Agent, retained in a segregate account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by Administrative Agent as follows: (i) first, to the payment of any amounts owing by the Defaulting Lender to Administrative Agent hereunder, (ii) second, to the funding of any Advance in respect of which the Defaulting Lender has failed to fund its portion as required by this Agreement, as determined by Administrative Agent, (iii) third, to the payment of any amounts owing by the Defaulting Lender to the Non-Defaulting Lenders hereunder, including without limitation for any Special Advance under paragraph (c) of this Section 8.10, (iv) fourth, if so determined by Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, and (v) fifth, to the Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans and (y) made at a time when the conditions set forth in Section 2.02 are satisfied, such payment shall be applied solely to repay the Loans of all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans owed to the Defaulting Lender.

(c) Option to Purchase Future Commitment.  The Non-Defaulting Lenders shall have the right, but not the obligation, in their respective, sole and absolute discretion, to acquire for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), Defaulting Lender’s Commitment to fund future Loans (the “Future Commitment”).  Upon any such purchase of the Defaulting Lender’s Future Commitment, the Defaulting Lender’s share in future Advances and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest.

(d) Replacement of Defaulting Lender.

(i) By Required Lenders.  The Required Lenders may, upon notice to the Defaulting Lender and Administrative Agent, require the Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04 hereof) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Defaulting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts); and (ii) Administrative Agent shall have received payment of any amounts owing by such Lender to Administrative Agent or the other Lenders under this Agreement.  The Defaulting Lender shall not be required to make any such assignment and delegation if, prior thereto, such Lender shall cease to be a Defaulting Lender.

(ii) By Borrower.  If the Lender has become a Defaulting Lender due to a failure to fund its Loans hereunder, Borrower may at its option replace Defaulting Lender under Section 3.12(b).

(e) Indemnification.  Each Defaulting Lender shall indemnify Administrative Agent, each Non-Defaulting Lender and Borrower from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatever which may be imposed on, incurred by or asserted against Administrative Agent, any Non-Defaulting Lender or Borrower with respect to the Loan Documents in any way relating to or arising out of such Lender’s status as a Defaulting Lender.  The obligations of the Defaulting Lender under this clause (f) shall survive the payment of the Obligations, the termination of this Agreement and the Defaulting Lender’s reversion to a Non-Defaulting Lender under Section 8.10(f).

(f) Ceasing to be a Defaulting Lender.  A Lender shall cease to be Defaulting Lender only upon (i) the payment of all amounts due and payable by Defaulting Lender to Administrative Agent or any other Lender under this Agreement; (ii) the payment of any damages suffered by Borrower as a result of such Defaulting Lender’s default hereunder (including, without limitation, interest at the Prime Rate plus 3% on any portion of draw requests funded by Borrower with equity; (iii) the confirmation by the Lender to Administrative Agent and Borrower in writing that the Lender will comply with all of its funding obligations under this Agreement; and (iv) the circumstances described in clause (e) of the definition of “Defaulting Lender” do not exist.  An assignment by a Lender of its rights and obligations under this Agreement shall not in and of itself cause the Lender to cease to be a Defaulting Lender.

8.11 Borrower’s Rights.

The provisions of this Article VIII are solely for the benefit of Administrative Agent and the Lenders, and Borrower shall not have any rights to rely on, enforce or consent to any waiver, modification or amendment of, any of the provisions hereof; provided, however, that Borrower (a) acknowledges and agrees to the limitations set forth in Section 9.02(c) hereof on Administrative Agent’s ability to act unilaterally with respect to this Agreement and the other Loan Documents, and (b) agrees that Administrative Agent’s inability to deliver any consent to, or approval of, an action requested by Borrower due lack of appropriate Lender consent in accordance with the provisions of Section 9.02(c) hereof shall not constitute an unreasonable withholding or delay by Administrative Agent in the giving of such consent or approval.  Notwithstanding the foregoing, Borrower shall be entitled to rely on consents and approvals executed by Administrative Agent without investigation as to the existence of proper Lender authorization.

Article IX

MISCELLANEOUS

9.01 Notices.

(a) Generally.  Except in the case of notices and other communications expressly permitted to be given by electronic communication (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to Borrower, to it at 2800 Post Oak Blvd., Suite 4800, Houston, Texas 77056, Attention of Charles N. Hazen (Email Address: charles.hazen@hines.com) and Attention of Jason Maxwell (Email Address: jason.maxwell@hines.com) (Telecopy No. 713.966.2075); with a copy to Baker Botts L.L.P., 2001 Ross Ave., Suite 600, Dallas, Texas 75201-2980, Attention of Jonathan Dunlay (Email Address: jon.dunlay@bakerbotts.com) (Telecopy No. 214.661.4711);

(ii) if to Administrative Agent, to it at 707 Travis Street, 6th Floor North, Houston, Texas 77002, Attention of Manager, Real Estate Department (Email Address: kristin.burton@chase.com) (Telecopy No. 713.216.2391 (Kristin Burton)); with a copy to 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Loan & Agency Servicing Team (Email Address: c/s.reb.chicago@jpmchase.com) (Telecopy No. 312.385.7101); and for Loans denominated in Foreign Currency:  CLS EMEA Loan Operations, c/o JPMorgan Chase Bank, N.A., London, 4th Floor Prestige Knowledge Park, Near Marathalli Junction, Outer Ring Road, Kadabeesanahalli, Vathur Hobli, Bangalore 560087 (Email Address: cls.emea.loan.ops@jpmorgan.com) (Telecopy No. +44 2033201036) with a copy to the Administrative Agent in the United States; and

(iii) if to any other Lender, to it at its address (or telecopy number or email address) set forth in its Administrative Questionnaire.

(b) Electronic Notices.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Interest Election Requests and notices of prepayments hereunder, may be made by electronic communication (including email and internet or intranet websites) pursuant to procedures approved by Administrative Agent.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the “receipt” by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Changes in Address.  Any party hereto may change its address or telecopy number or email address for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

9.02 Waivers; Amendments.

(a) No Deemed Waivers; Remedies Cumulative.  No failure or delay by Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b) hereof, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Unmatured Default, regardless of whether Administrative Agent or any Lender may have had notice or knowledge of such Default or Unmatured Default at the time.

(b) Waivers and Amendments.  No provision of this Agreement or any other Loan Agreement may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or by Borrower and Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (including any such Lender that is a Defaulting Lender), (iii) postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) affected thereby, (iv) change Section 3.11(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender (including any such Lender that is a Defaulting Lender), (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (vi) release Guarantor from any of its obligations under the Loan Documents or release all or substantially all of any collateral from the lien of the Loan Documents, without the written consent of each Lender (other than any Defaulting Lender), or (vii) permit an assignment by Borrower of any rights or obligations under the Loan Documents, without the written consent of each Lender (other than a Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of Administrative Agent hereunder without the prior written consent of Administrative Agent.

(c) Actions by Administrative Agent; Required Consents.  Each Lender authorizes Administrative Agent to enter into the Loan Documents (other than this Agreement) on behalf of, and for the benefit of, the Lenders and to take all actions left to the discretion of Administrative Agent herein and therein on behalf of, and for the benefit of, the Lenders.  Each Lender agrees that any action taken by Administrative Agent at the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement), and any action taken by Administrative Agent not requiring consent by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement) shall be authorized by and binding upon all Lenders.

9.03 Expenses; Indemnity; Damage Waiver.

(a) Expenses.  Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates, including appraisal fees, inspection fees, title and escrow charges and the reasonable fees, charges and disbursements of counsel for Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Borrower Indemnity.  Borrower shall indemnify Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, judgments, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (collectively, “Losses”), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Losses resulted from the gross negligence or willful misconduct of such Indemnitee.  BORROWER SHALL INDEMNIFY THE INDEMNITEES PURSUANT TO THIS SECTION REGARDLESS OF WHETHER THE ACT, OMISSION, FACTS, CIRCUMSTANCES OR CONDITIONS GIVING RISE TO SUCH INDEMNIFICATION WERE CAUSED IN WHOLE OR IN PART BY THE INDEMNITEES’ NEGLIGENCE (WHETHER BY SIMPLE OR GROSS NEGLIGENCE).

(c) Reimbursement by Lenders.  To the extent that Borrower fails to pay any amount required to be paid by it to Administrative Agent under Section 9.03(a) or (b) hereof, each Lender severally agrees to pay to Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent in its capacity as such.

(d) Damage Waiver.  To the extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) Payment of Amounts Due.  All amounts due under this Section shall be payable not later than five (5) days after written demand therefor.

9.04 Successors and Assigns.

(a) Binding Effect.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 9.04(c) hereof) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Subject to the conditions set forth in Section 9.04(b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)           Borrower, provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof, and provided further that no consent of Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default has occurred and is continuing, any other assignee; and

(B)           Administrative Agent, provided that no consent of Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent) shall not be less than $5,000,000 unless each of Borrower and Administrative Agent otherwise consent, provided that no such consent of Borrower shall be required if a Default has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)           the assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about Borrower, Guarantor, and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws, and

(E)           the assignee may not be an affiliate of Borrower or Guarantor.

(iii) Subject to acceptance and recording thereof pursuant to Section 9.04(b)(iv), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.08, 3.09, 3.10, and 9.03 hereof).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c) hereof.

(iv) Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b) hereof and any written consent to such assignment required by Section 9.04(b) hereof, Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 9.03(c), Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section.

(c) Participations.

(i) Any Lender may, without the consent of Borrower or Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.  Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.08, 3.09 and 3.10 (subject to the requirements and limitations therein, including the requirements under Section 3.10(f) (it being understood that the documentation required under Section 3.10(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b) hereof; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.11 and 3.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 3.08 or 3.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 hereof as though it were a Lender, provided such Participant agrees to be subject to Sections 3.11(c) and 8.08 hereof as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) In no event may a Participant be an Affiliate of Borrower or Guarantor.

(d) Pledges by Lenders.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

9.05 Survival.

All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or Unmatured Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 3.08, 3.09, 3.10 and 9.03 and Article VIII hereof shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination the Commitments or the termination of this Agreement or any provision hereof.

9.06 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile, email or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

9.07 Severability.

Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.08 Right of Setoff.

If a Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and to the extent permitted under Section 8.08 hereof, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Borrower against any of and all the obligations of Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.  Notwithstanding the foregoing, each Lender agrees to obtain approval of the Required Lenders (other than any Defaulting Lender) before exercising such rights.

9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law.  This Agreement shall be construed in accordance with and governed by the internal laws (and not the law of conflicts) of the State of Texas.

(b) Consent to Jurisdiction.  Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any United States Federal or Texas State court sitting in Houston, Texas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Objection to Venue.  Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 9.09(b) hereof.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.10 WAIVER OF JURY TRIAL.

BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER HEREBY ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED.  EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM.  THIS PROVISION IS A MATERIAL INDUCEMENT TO ADMINISTRATIVE AGENT AND THE LENDERS TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS.  BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER ARE HERBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER.

9.11 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.12 Confidentiality.

Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to the Obligations or the enforcement of rights under the Loan Documents or any Swap Agreement, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to Borrower and its obligations, (g) with the consent of Borrower, (h) to holders of equity interest in Borrower, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower.  For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING BORROWER, GUARANTOR, AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY BORROWER OR ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT BORROWER, GUARANTOR, AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO BORROWER AND ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

9.13 Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.  If, for any reason whatever, the Charges paid or received on the Loans produces a rate which exceeds the Maximum Rate, the Lenders shall credit against the principal of the Loans (or, if such indebtedness shall have been paid in full, shall refund to the payor of such Charges) such portion of said Charges as shall be necessary to cause the interest paid on the Loans to produce a rate equal to the Maximum Rate.  All sums paid or agreed to be paid to the holders of the Loans for the use, forbearance or detention of the Loans shall, to the extent required to avoid or minimize usury and to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of this Agreement, so that the interest rate does not exceed the Maximum Rate.  The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between the parties hereto.  On each day, if any, that Texas law establishes the Maximum Rate, the Maximum Rate shall be the “weekly ceiling” (as defined in Chapter 303 of the Texas Finance Code (the “Texas Finance Code”)) for that day.  Administrative Agent may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code by notice to Borrower, if and to the extent permitted by the Texas Finance Code.  Without notice to Borrower or any other person or entity, the Maximum Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

9.14 USA Patriot Act.

Administrative Agent and each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Administrative Agent or such Lender to identify Borrower in accordance with the Act.

9.15 Administrative Agent Approvals.

With respect to matter under this Agreement requiring the approval or consent of Administrative Agent or any other exercise of discretion by Administrative Agent, Administrative Agent shall exercise its judgment reasonably and in good faith without unreasonable delay after receipt of the necessary information to make a fully informed decision.

9.16 Replacement Documentation.

Upon receipt of an affidavit of an officer of Administrative Agent or any of the Lenders as to the loss, theft, destruction or mutilation of a Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, Borrower will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor.  In the event that Borrower issues such replacement Note or other security document, the Lender who is the payee on the lost, destroyed, mutilated or stolen Note or security document shall indemnify and hold harmless Borrower from any liability incurred by Borrower in connection with the lost, stolen, destroyed or mutilated Note or security document.

9.17 Swap Agreements.

All Swap Agreements, if any, between Borrower and any Lender or Affiliate of any Lender are independent agreements governed by the written provisions of said Swap Agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loan Documents, except as otherwise expressly provided in said written Swap Agreements, and any payoff statement from Administrative Agent relating to the Loans shall not apply to said Swap Agreements.

[SIGNATURE PAGE FOLLOWS]

 HOU:0007002/04503:1584378v4

IN WITNESS WHEREOF, the parties hereto have executed this Bridge Loan Agreement as of the day and year first above written.

HINES GLOBAL REIT PROPERTIES LP

By:           Hines Global REIT, Inc.,
General Partner

By:  /s/ J. Shea Morgenroth
Name:  J. Shea Morgenroth
Title:   Chief Accounting Officer and Treasurer

S-
 HOU:0007002/04503:1584378v4

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender

By:  /s/ Kristin Burton
Name:  Kristin Burton
Title:    Credit Banker

S-
 HOU:0007002/04503:1584378v4

SCHEDULE 1.01

Lenders

Name                                                                  Address                                                        Commitment

JPMorgan Chase Bank, N.A.                                                      See Section 9.01                                                           $75,000,000.00
       €69,000,000.00
       100%

Schedule 1.01
 HOU:0007002/04503:1584378v4

SCHEDULE 1.02

Mandatory Cost Formula

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to Administrative Agent.  This percentage will be certified by that Lender in its notice to Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by Administrative Agent as follows:

in relation to any Loan denominated in English Pounds Sterling:

[Missing Graphic Reference] percent per annum

in relation to any Loan in any currency other than English Pounds Sterling:

[Missing Graphic Reference] percent per annum.

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, any interest charged on overdue amounts pursuant to Section 2.11(c)(1)) payable for the relevant Interest Period of such Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to Administrative Agent on interest bearing Special Deposits.

E
is designed to compensate the Lenders for amounts payable under the Fees Regulations and is calculated by Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Bank to Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

“Facility Office” means the office or offices notified by a Lender to Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;

“Fees Regulations” means the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

“Financial Services Authority” means the independent body which regulates the financial services industry in the United Kingdom;

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Communities relating to Economic and Monetary Union;

“Reference Banks” means in relation to Mandatory Costs the principal London offices of JPMorgan Chase Bank, N.A. or such other banks as may be appointed by Administrative Agent in consultation with Borrower; and

“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.

6.
In application of the above formula, A, B, C and D will be included in the formula as percentages (i.e. 5 percent will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.
If requested by Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Regulations in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Lender shall supply any information required by Administrative Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and
(b)	any other information that Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9.
The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.
Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.
Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.
Any determination by Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.
Administrative Agent may from time to time, after consultation with Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

EXHIBIT A

LEGAL DESCRIPTION

17600 GILLETTE

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF IRVINE, COUNTY OF ORANGE, STATE OF CALIFORNIA AND IS DESCRIBED AS FOLLOWS:

PARCEL A:

PARCEL 2 OF LOT LINE ADJUSTMENT NO. 46832-LL, APPROVED BY THE CITY OF IRVINE,RECORDED NOVEMBER 6, 2000 AS INSTRUMENT NO. 00-599130 OF OFFICIAL RECORDS OF ORANGE COUNTY, CALIFORNIA, AND DESCRIBED AS FOLLOWS:

LOT 13 OF TRACT NO. 6411, IN THE CITY OF IRVINE, COUNTY OF ORANGE, STATE OF CALIFORNIA, AS PER MAP FILED IN BOOK 236, PAGES 36 TO 40 INCLUSIVE OF MISCELLANEOUS MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID ORANGE COUNTY.

TOGETHER WITH THAT PORTION OF LOT 14 OF SAID TRACT NO 6411 DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE SOUTHERLY LINE OF LOT 14 OF SAID TRACT NO. 6411, DISTANT EASTERLY THEREON, 415.66 FEET FROM THE SOUTHWESTERLY CORNER OF SAID LOT; THENCE CONTINUING EASTERLY ALONG THE SOUTHERLY LINE OF SAID LOT NORTH 79°42'46" E 138.79 FEET TO THE SOUTHEASTERLY CORNER OF SAID LOT 14; THENCE NORTHWESTERLY ALONG THE EASTERLY LINE OF SAID LOT 14 NORTH 34°13'02"WEST 56.28 FEET; THENCE LEAVING SAID EASTERLY LINES 55°47'26"WEST 126.86 FEET TO THE POINT OF BEGINNING.

EXCEPT ALL OIL, OIL RIGHTS, MINERALS, MINERAL RIGHTS, NATURAL GAS, NATURAL GAS RIGHTS AND OTHER HYDROCARBONS BY WHATSOEVER NAME KNOWN THAT MAY BE WITHIN OR UNDER THE PARCEL OF LAND HEREINABOVE DESCRIBED, TOGETHER WITH THE PERPETUAL RIGHT OF DRILLING, MINING, EXPLORING AND OPERATING THEREFOR, AND STORING IN AND REMOVING THE SAME FROM SAID LAND OR ANY OTHER LAND, INCLUDING THE RIGHT TO WHIPSTOCKED OR DIRECTIONALLY DRILL AND MINE FROM LANDS OTHER THAN THOSE HEREINABOVE DESCRIBED,OIL OR GAS WELLS, TUNNELS AND SHAFTS INTO, THROUGH OR ACROSS THE SUBSURFACE OF THE LAND HEREINABOVE DESCRIBED, AND TO BOTTOM SUCH WHIPSTOCKED OR DIRECTIONALLY DRILLED WELLS, TUNNELS AND SHAFTS UNDER AND BENEATH OR BEYOND THE EXTERIOR LIMITS THEREOF, AND TO REDRILL, RETUNNEL, EQUIP, MAINTAIN, REPAIR, DEEPEN AND OPERATE ANY SUCH WELLS OR MINES, WITHOUT HOWEVER, THE RIGHT TO DRILL, MINE, STORE, EXPLORE AND OPERATE THROUGH THE SURFACE OR THE UPPER 500 FEET OF THE SUBSURFACE OF THE LAND HEREINABOVE DESCRIBED AS RESERVED BY IRVINE INDUSTRIAL

ROYALL

EXCELSIOR

FISHER PLAZA

EXHIBIT B

PROMISSORY NOTE

[Modify for Euros]

$____________ March ___, 2012

HINES GLOBAL REIT PROPERTIES LP, a Delaware limited partnership (“Borrower”), promises to pay to the order of ______________________________ (“Lender”) _________________________ DOLLARS ($__________________), or if less, the aggregate unpaid principal amount of all Loans made by Lender to Borrower pursuant to the Agreement (as hereinafter defined), together with interest on the unpaid principal amount hereof in the manner set forth in the Agreement.  Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Maturity Date.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Bridge Loan Agreement of even date herewith (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among Borrower, the lenders referenced therein, including Lender, and JPMorgan Chase Bank, N.A., as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated.  This Note is secured and guaranteed pursuant to the Loan Documents, all as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

This Note shall be construed in accordance with and governed by the law of the State of Texas.

The provisions of Section 9.13 of the Agreement are incorporated by reference as though fully set forth herein.

HINES GLOBAL REIT PROPERTIES LP

By:           Hines Global REIT, Inc.,
General Partner

By:
Name:
Title:

B-
 HOU:0007002/04503:1584378v4

EXHIBIT C

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.           Assignor:                                ______________________________

2.           Assignee:                                ______________________________
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	Hines Global REIT Properties LP

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Loan Agreement

5.	Credit Agreement:	The Bridge Loan Agreement dated as of March ___, 2012 among Hines Global REIT Properties LP, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

6.           Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
	$	$	%
	$	$	%
	$	$	%

Effective Date:  _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about Borrower, Guarantor, and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:______________________________
   Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:______________________________
   Title:

[Consented to and] Accepted:

JPMORGAN CHASE BANK, N.A., as
  Administrative Agent

By_________________________________
   Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By________________________________
   Title:

C-
 HOU:0007002/04503:1584378v4

ANNEX 1

[__________________]

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it satisfies the requirements, if any, specified in the Loan Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant thereto, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

C-
 HOU:0007002/04503:1584378v4

EXHIBIT D-1

[FORM OF]
U.S. TAX CERTIFICATE

(For Non-U.S. [Lenders]Participants]1 That Are Not Partnerships for U.S. Federal Income Tax Purposes

Reference is hereby made to the Bridge Loan Agreement dated as of [_] (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement") among [_], each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.10 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the[Loan(s) (as well as any Note(s) evidencing such Loans(s))][participation] in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned's conduct of a U.S. trade or business.

The undersigned has furnished [Administrative Agent and Borrwoer][its participating Lender] with a certificate of its non-U.S. person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly  so inform [Borrwer and Administrative Agent][such Lender] and (2) the undersigned shall have at all times furnished [Borrower and Administrative Agent][such Lender] with a properly completed and currently effective certificate in either the calender year in which each payment is to be made to the undersigned, or in either of the two calendear years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

                               NAME OF LENDER OR PARTICIPANT

                         By: ______________________________
                            Name:
                            Title:
                         Date:________________, 20[ ]

 1 This form can be used for Lenders and Participants.  Select the appropriate bracketed phrases.

EXHIBIT D-2

[FORM OF]
U.S. TAX CERTIFICATE

(For Non-U.S. [Lenders][Participants]1 That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Bridge Loan Agreement dated as of [  ] (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) among [  ], each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the [Loan(s) (as well as any Note(s) evidencing such Loan(s))][participation] in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such [Loan(s) (as well as any Note(s) evidencing such Loan(s))][participation], (iii) with respect to [the extension of credit pursuant to this Loan Agreement][participation], neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished [Administrative Agent and Borrower][its participating Lender] with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform [Borrower and Administrative Agent][such Lender] and (2) the undersigned shall have at all times furnished [Borrower and Administrative Agent][such Lender] with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

                         NAME OF LENDER OR PARTICIPANT

                         By: ______________________________
                            Name:
                            Title:
                         Date:________________, 20[ ]

 1 This form can be used for Lenders and Participants.  Select the appropriate bracketed phrases.